EXHIBIT 99.1

Shengkai Innovations Announces Strong First Quarter 2009 Financial Results
Monday November 17, 11:24 am ET

- Fiscal First Quarter 2009 Revenue Increased 39.2% to $9.2 Million
- Fiscal First Quarter 2009 Net Income Increased 51.1% to $3.1 Million
- Fiscal First Quarter 2009 Gross Margin Improved to 60.8% over First Quarter 2008
- $28.7 Million Cash and Cash Equivalents on September 30, 2008
- $3.2 Million of Net Cash Provided by Operating Activities in Fiscal First Quarter 2009

TIANJIN, China, Nov. 17 /PRNewswire-FirstCall/ -- Shengkai Innovations, Inc. (OTC Bulletin Board: SKII - News; "Shengkai Innovations" or the "Company"), a market leader in the design, manufacturing and sales of ceramic valves, the manufacturing and sales of high-tech ceramic materials, technical consultation and services, and the import and export of ceramic valves and related technologies, announced first quarter 2009 financial results ended September 30, 2008.

Revenue for first fiscal quarter ended September 30, 2008 increased 39.2% to $9,197,247, compared to $6,605,357 for the first quarter of 2007. The increase was partially attributable to the Company's successful expansion in the petrochemical and chemical industry, our biggest potential market.

Gross profit for the first fiscal quarter increased 42.7% to $5,589,673, compared to $3,915,770 for the first quarter of 2007. The gross profit margin increased to 60.8% from 59.3% for the comparable period in 2007.

General and administrative expenses for the first fiscal quarter increased 62.8% to $596,486 compared to $366,377 for the comparable period in 2007. The increase was primarily attributable to increases in research and development.

Net income for first fiscal quarter ended September 30, 2008 increased 51.5% to $3,126,317 compared to $2,069,056 for the first quarter of 2007.

The Company had $28.7 million in cash and cash equivalents on September 30, 2008. Shareholders' equity was $45.0 million, with total assets of $48.4 million and total liabilities of $3.4 million. For the first quarter of fiscal year 2009, the Company generated $3.2 million in cash from operations.

"The demand for our portfolio of industrial ceramic valve products continues to be strong. We are pleased with the progress we've made this year in expanding in the petro-chemical industry, and we look forward to demand continuing to grow as the advantages of ceramic valve over metal valve become more widely accepted across industries," Mr. Chen Wang, Chief Executive Officer of Shengkai Innovations, commented.

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacturing and sales of ceramic valves, the manufacturing and sales of high-tech ceramic materials, technical consultation and services, and the import and export of ceramic valves and related technologies. These industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves.

Shengkai Innovations develops ceramic products with more than 700 types and specifications in 32 series, under nine categories. Of these, Chinese patents have been obtained for 12 products, and applications for nine more are pending. Shengkai Innovations' products have won the title of "National Key New Product" in China four times from 1999-2003 and won a silver medal in the Shanghai International Industry Fair in 2002.

Shengkai Innovations' products are distributed throughout China and are exported to North America and the Asia-Pacific region. Totaling over 300 customers, after a six-year application process, Shengkai Innovations became a supplier of China Petroleum & Chemical Corporation ("CPCC") in 2005 and a member of the PetroChina supply network in 2006.